Exhibit 99.1

Viking Therapeutics Reports First Quarter 2017 Financial Results and Provides Corporate Update

•	VK5211 Phase 2 hip fracture study enrollment nearing completion

•	VK2809 Phase 2 fatty liver and hypercholesterolemia study enrollment ongoing

•	VK2809 proof-of-concept study in glycogen storage disease type Ia planned for 2H17

•	Amended Loan and Security Agreement with Ligand, extending loan maturity date to May 2018

SAN DIEGO, May 10, 2017 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the first quarter ended March 31, 2017, and provided an update on its clinical pipeline and other corporate developments.

Highlights from, and Subsequent to, the Quarter Ended March 31, 2017

“We continued to make solid progress with multiple programs in the first quarter,” stated Brian Lian, Ph.D., chief executive officer of Viking.  “The Phase 2 trial of our selective androgen receptor modulator (SARM) VK5211 for hip fracture is nearing full enrollment, targeting up to 120 patients with recent fractures.  The Phase 2 trial of our novel thyroid receptor agonist VK2809 in fatty liver disease and hypercholesterolemia is also continuing to enroll new patients.  We expect to report initial results from the VK5211 study later this summer, and expect to complete the VK2809 trial in the second half of the year.  In addition, we continue to advance our two orphan disease programs, both of which have the potential to produce first-in-class therapies for serious unmet medical needs.  In the second half of the year we plan to file an IND and initiate a proof-of-concept study of VK2809 in glycogen storage disease, type Ia (GSD Ia).  We also recently completed an extended dosing study of VK0214 in an in vivo model of X-linked adrenoleukodystrophy (X-ALD) and expect to announce the results during the second quarter of 2017.  On the corporate side, we recently amended our Loan and Security Agreement with Ligand to extend the maturity date of our loan to May 2018.  As a result, we are in a stronger financial position and able to focus on our important upcoming data readouts.”

Pipeline and Corporate Highlights

▪

Phase 2 clinical trial of VK5211 in patients recovering from hip fracture surgery nearing complete enrollment.  VK5211 is a novel, orally available, non-steroidal small molecule selective androgen receptor modulator (SARM) which has been shown to have a stimulatory effect on lean body mass and bone mineral density, and may offer significant benefits to patients recovering from hip fracture surgery.  The ongoing international trial continues enrolling patients with recent fractures, targeting up to 120 subjects across four treatment arms.  Patients receive once daily oral doses of VK5211 for 12-weeks, and will be assessed for changes in lean body mass, the trial’s primary endpoint, as well as various exploratory endpoints evaluating functional and quality of life measures.  Viking currently expects initial data from this study to be available late this summer.

▪

Phase 2 clinical trial of VK2809 in fatty liver disease and hypercholesterolemia continues to enroll.  VK2809 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for liver tissue as well as the beta receptor subtype, suggesting promise in this patient population.  The ongoing trial is enrolling patients with elevated LDL cholesterol (LDL-C) and non-alcoholic fatty liver disease.  Patients are randomized to receive once-daily oral doses of VK2809 or placebo for 12 weeks followed by a four-week off-drug phase.  The trial's primary endpoint will evaluate the effect of VK2809 treatment on LDL-C after 12 weeks compared to placebo.  Secondary and exploratory endpoints include assessments of changes in liver fat content, inflammatory markers, and liver stiffness. The company currently expects to complete this trial in the fourth quarter of 2017.

▪

Proof-of-concept study to evaluate VK2809 for the treatment of glycogen storage disease type Ia (GSD Ia) planned for 2H17.  GSD Ia is an orphan genetic disease that results in an excess accumulation of glycogen and lipids in the liver, potentially leading to hepatic steatosis, hepatic adenomas, and hepatocellular carcinoma.  Initial results from an in vivo proof-of-concept study showed that treatment with VK2809 produced rapid and substantial reductions in liver triglyceride content, liver weight and liver weight as a percentage of body weight compared with vehicle-treated controls.  Mean liver triglyceride content was reduced by more than 60% in VK2809-treated animals relative to vehicle-treated control animals, while average liver weight was reduced by more than 30% vs. controls.  Complete results from this study, which is being conducted under a sponsored research agreement between Duke University and Viking, will be presented at a future scientific meeting.  The company plans to file an Investigational New Drug (IND) application for VK2809 for the treatment of patients with GSD Ia and initiate a human proof-of-concept study in the second half of 2017.

▪

Evaluation of VK2809 in an in vivo model of non-alcoholic steatohepatitis (NASH) recently completed.  VK2809 was recently evaluated in a model of diet-induced NASH, designed to reflect many aspects of the disease, including steatosis, inflammation, and fibrosis.  Initial results from this study are expected to be available in the second quarter of 2017.

▪

Evaluation of VK0214 in an in vivo model of X-linked adrenoleukodystrophy (X-ALD) recently completed.  VK0214 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for the beta receptor subtype.  Encouraging initial results from an in vivo study of VK0214 in the ABCD1 knockout model of X-ALD were presented at the American Thyroid Association meeting in September 2016.  This study successfully achieved its primary objective, demonstrating the ability of VK0214 to lower plasma very long chain fatty acids (VLCFAs) after six weeks of treatment.  The accumulation of VLCFAs is believed to contribute to the underlying pathology of X-ALD.  Following this initial study, in the fourth quarter of 2016, the company, in collaboration with the Kennedy Krieger Institute, initiated a longer-term study to evaluate the effects of VK0214 in this model.  Initial results from this study are expected to be available in the second quarter of 2017.

▪	Amended Loan and Security Agreement with Ligand, extending loan maturity date to May 2018.

Financial Highlights

Quarter Ended March 31, 2017 and 2016

Research and development expenses for the three months ended March 31, 2017 were $3.5 million compared to $1.9 million for the same period in 2016. The increase was primarily due to increased activities related to our clinical trials for our VK5211 and VK2809 programs, third party manufacturing of our clinical-stage drug candidates, and pre-clinical efforts for our VK0214 program.

General and administrative expenses for the three months ended March 31, 2017 were $1.4 million consistent with $1.4 million for the same period in 2016.

For the three months ended March 31, 2017, Viking reported a net loss of $5.2 million, or $0.23 per share, compared to a net loss of $3.6 million, or $0.40 per share, in the corresponding period in 2016.

Balance Sheet as of March 31, 2017

At March 31, 2017, Viking held cash, cash equivalents and investments totaling $12.3 million.  As of April 30, 2017, Viking had 23,925,425 shares of common stock outstanding.

Conference Call

To participate on the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until May 17, 2017 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 10106263.  Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Viking’s website at www.vikingtherapeutics.com. An archive of the webcast will be available for 30 days on the company's website at www.vikingtherapeutics.com.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives.  Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.  The company’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist in Phase 2 development for hypercholesterolemia and fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Viking is also developing novel and selective agonists of the thyroid beta receptor for GSD Ia and X-linked adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking's expectations regarding its development activities, expected timing for clinical trial screening, enrollment and completion and the announcement of clinical trial data, VK5211's, VK2809’s and VK0214’s potential to produce therapeutic benefits and create significant revenue opportunities for the company, and expectations regarding an IND application for VK2809. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials; and risks regarding regulatory requirements, among others discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (SEC), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues	$—	$—
Operating expenses:
Research and development	3,528,150	1,877,178
General and administrative	1,440,512	1,390,239
Total operating expenses	4,968,662	3,267,417
Loss from operations	(4,968,662)	(3,267,417)
Other income (expense):
Change in fair value of debt conversion feature liability	277,698	96,547
Amortization of debt discount	(431,227)	(400,657)
Amortization of financing costs	(98,179)	—
Interest expense, net	(1,530)	(15,461)
Total other income (expense), net	(253,238)	(319,571)
Net loss	(5,221,900)	(3,586,988)
Other comprehensive gain (loss), net of tax:
Unrealized gain (loss) on securities	(607)	7,175
Comprehensive loss	$(5,222,507)	$(3,579,813)
Basic and diluted net loss per share	$(0.23)	$(0.40)
Weighted-average shares used to compute basic and diluted net loss per share	22,352,921	9,015,778

Viking Therapeutics, Inc.

Balance Sheets

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,359,046	$3,075,502
Short-term investments – available for sale	7,954,240	10,075,058
Prepaid clinical trial costs	2,183,180	541,603
Prepaid expenses and other current assets	177,451	282,666
Total current assets	14,673,917	13,974,829
Deferred public offering and other financing costs	439,349	521,538
Deposits	39,341	39,341
Total assets	$15,152,607	$14,535,708
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,726,824	$1,203,888
Other accrued liabilities	1,655,342	1,237,122
Accrued interest, current	—	34,894
Convertible notes payable, current (net of discount of $0 and $675,589 at March 31, 2017 and December 31, 2016, respectively)	—	3,269,582
Debt conversion feature liability, current	—	731,048
Total current liabilities	3,382,166	6,476,534
Accrued interest, non-current	47,113	—
Convertible notes payable (net of discount of $244,362 and $0 at March 31, 2017 and December 31, 2016, respectively)	3,713,029	—
Debt conversion feature liability	453,350	—
Deferred rent	10,862	16,307
Total long-term liabilities	4,224,354	16,307
Total liabilities	7,606,520	6,492,841
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at March 31, 2017 and December 31, 2016; no shares issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at March 31, 2017 and December 31, 2016; 23,925,425 and 20,823,873 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively.	239	208
Additional paid-in capital	73,052,514	68,326,818
Accumulated deficit	(65,499,167)	(60,277,267)
Accumulated other comprehensive loss	(7,499)	(6,892)
Total stockholders’ equity	7,546,087	8,042,867
Total liabilities and stockholders’ equity	$15,152,607	$14,535,708

Follow Viking on Twitter @Viking_VKTX.

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com